CONFIRMING STATEMENT
REGARDING AUTHORITY TO EXECUTE SECTION 16(A) REPORTS
This Statement confirms that the undersigned, Eiji Miyanaga, the Insider, has authorized and designated Diane Garibaldi, Richard Blake and Andrew Chew, and each of them, each of the foregoing is referred to as an Authorized Signer to execute and file on the Insider's behalf any and all Forms 3, 4 and 5 including any amendments thereto that the Insider may be required to file with the U.S. Securities and Exchange Commission as a result of the Insider's ownership of, or transaction in, securities of INTEVAC, INC., the Company, and to execute the documents necessary to obtain EDGAR codes from the Securities and Exchange Commission.
The authority of the Authorized signers under this Confirming Statement shall continue until the insider is no longer required to file Forms 3, 4 and 5 with regard to the Insider's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing.
The Insider acknowledges that none of the Authorized signers is assuming any of the Insider's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
Date:  	August 23, 2024
Signature: /s/  Eiji Miyanaga